                               Halle, March 31, 2000








                               SAALE ENERGIE GMBH,
                               SCHKOPAU

                               Report on the audit of the financial
                               statements for the years ended
                               December 31, 1999, 1998 and 1997
                               in accordance with German GAAP
                               and on the audit of the respective
                               US GAAP reconciliation

                               SAALE ENERGIE GMBH

                        INDEX TO THE FINANCIAL STATEMENTS

                                                                          Page
Report of Independent Auditors                                               1

Annual Financial Statements

     Statements of Income for the years 1999, 1998 and 1997                  2

     Balance Sheets as of December 31, 1999 and 1998                         3

     Statements of Cash Flows for the years 1999, 1998 and 1997              4

     Notes to the Financial Statements                                       5


REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Saale Energie GmbH
Schkopau, Germany

We have audited the accompanying balance sheets of Saale Energie GmbH (SEG) as of December 31, 1999 and 1998, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of SEG's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saale Energie GmbH as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for the years ended December 31, 1999, 1998 and 1997 and shareholders' equity as of December 31, 1999 and 1998 to the extent summarized in NOTE C to the financial statements.

DELOITTE & TOUCHE GmbH
Wirtschaftsprufungsgesellschaft

/s/ Deloitte & Touche GmbH

Halle, Germany
March 31, 2000

                               SAALE ENERGIE GMBH

                              STATEMENTS OF INCOME
                                (IN THOUSANDS DM)

                                                                    YEAR ENDED           YEAR ENDED          YEAR ENDED
                                                                   DECEMBER 31,         DECEMBER 31,        DECEMBER 31,
                                                       NOTES           1999                 1998                1997
                                                       -----       ------------         ------------        ------------

 Sales                                                   D              222,442              218,642             224,502
 Other operating income                                                     175                   27                  21

                                                                   ------------         ------------        ------------

 Total revenue                                                          222,617              218,669             224,523
                                                                   ------------         ------------        ------------

 Cost of materials                                      D/M             208,864              215,763             225,669
 Depreciation of tangible fixed assets                                        0                    1                   1
 Other operating expenses                                                 1,342                1,112               1,122
                                                                   ------------         ------------        ------------
 Total operating expenses                                               210,206              216,876             226,792
                                                                   ------------         ------------        ------------

                                                                   ------------         ------------        ------------
 Result of operations                                                    12,411                1,793              -2,269

 Income from companies in which
    participations are held                                               8,667                8,515               7,162
 Interest income (net)                                   N                4,946                2,280              -3,152
                                                                   ------------         ------------        ------------

 Results of ordinary activities                                          26,024               12,588               1,741

 Extraordinary profit (net)                              O                  574               -4,856                   0
                                                                   ------------         ------------        ------------

 Profit before taxes on income                                           26,598                7,732               1,741

 Taxes on income                                         J                  800                    0                   0
                                                                   ------------         ------------        ------------
 Net profit for the year                                                 25,798                7,732               1,741

 Accumulated losses brought forward                      I               -1,910               -9,642             -11,383

 Transfer from capital reserves                          I               46,131                    0                   0

 Distribution to shareholders                            I              -46,131                    0                   0
                                                                   ------------         ------------        ------------
 Retained income/accumulated losses                                      23,888               -1,910              -9,642
                                                                   ============         ============        ============

               See accompanying Notes to the Financial Statements

                               SAALE ENERGIE GMBH

                                 BALANCE SHEETS
                                (IN THOUSANDS DM)

                                                                 AT DECEMBER 31,      AT DECEMBER 31,
                                                   NOTE                1999                 1998
                                                  ------         ---------------      ---------------

ASSETS

  Outstanding contributions                                                  713                  713
  NON-CURRENT ASSETS
  Fixed assets
  Tangible assets
      Factory and office equipment                B                            0                    0
  Financial assets
  1. Shares in affiliated companies               B, E                        49                   49
  2. Participations                               B, E                   204,193              204,193
  3. Loans to participations                      B, F                    94,671               83,800
  4. Loans to shareholding companies              B, G                    80,522                    0
                                                                 ---------------      ---------------
  TOTAL NON-CURRENT ASSETS                                               379,435              288,042
  CURRENT ASSETS
  Inventories
      Raw materials and supplies                  B                          763                  847
  Receivables and other assets
  1. Trade receivables                            B, D, H                 22,268               22,505
  2. Receivables from participations              B, H                       927                    0
  3. Other assets                                 B, H                     2,735                4,151
  Bank balances                                   B                       48,243              107,823
                                                                 ---------------      ---------------

  TOTAL CURRENT ASSETS                                                    74,936              135,326
                                                                 ---------------      ---------------
TOTAL ASSETS                                                             455,084              424,081
                                                                 ===============      ===============


SHAREHOLDERS' EQUITY AND LIABILITIES
 SHAREHOLDERS' EQUITY                             I
 Subscribed capital                                                        1,000                1,000
 Capital reserve                                                           1,910               48,041
 Retained income/p.y. accumulated losses                                  23,888               -1,910
                                                                 ---------------      ---------------
 TOTAL SHAREHOLDERS' EQUITY                                               26,798               47,131
 Accruals
 1.  Taxation accruals                            B, J                       800                    0
 2.  Other accruals                               B                          106                3,292
 Liabilities
 1. Trade payables                                B, K                     3,383                3,940
 2. Payables to shareholding companies            B, K                        67                   77
 3. Payables to affiliated companies              B, K                       390                  373
 4. Payables to participations                    B, K                   376,657              324,663
 5. Other payables                                B, K                    46,883               44,605
                                                                 ---------------      ---------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                               455,084              424,081
                                                                 ===============      ===============

               See accompanying Notes to the Financial Statements

                               SAALE ENERGIE GMBH

                            STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS DM)

                                                                        YEAR ENDED            YEAR ENDED           YEAR ENDED
                                                                       DECEMBER 31,          DECEMBER 31,         DECEMBER 31,

                                                                           1999                  1998                 1997
                                                                       ------------          ------------         ------------

Cash flows from operations:

Net income for the year                                                      25,798                 7,732                1,741

Adjustments to reconcile the net profit to the
cash generated by operations:
 Depreciation on tangible assets                                                  0                     1                    1
 Change in assets and liabilities:
  Inventories                                                                    84                  -133                 -389
  Short-term trade receivables                                                  237                -3,645                5,904
  Receivables from participations                                              -927                     0                    0
  Taxation accruals                                                             800                     0                    0
  Other accruals                                                             -3,186                 3,212                   40
  Short-term trade payables                                                    -557                   400               -5,295
  Other liabilities                                                          54,279                84,717               65,579
  Other items                                                                   894                  -610               11,009
                                                                       ------------          ------------         ------------

CASH PROVIDED BY OPERATING ACTIVITIES                                        77,422                91,674               78,590
                                                                       ------------          ------------         ------------
Cash flows from investment activities:

 Disbursement of loans to participations                                    -10,871                     0                    0
 Disbursement of advances to shareholding companies                         -80,000                     0                    0
                                                                       ------------          ------------         ------------
CASH UTILIZED IN INVESTMENT ACTIVITIES                                      -90,871                     0                    0
                                                                       ------------          ------------         ------------
Cash flows from financing activities:

 Distribution of capital reserves                                           -46,131                     0                    0
 Proceeds from loans                                                              0                  -373              -90,816
                                                                       ------------          ------------         ------------

CASH UTILIZED IN FINANCING ACTIVITIES                                       -46,131                  -373              -90,816
                                                                       ------------          ------------         ------------

NET DECREASE IN CASH                                                        -59,580                91,301              -12,226

CASH AT BEGINNING OF YEAR                                                   107,823                16,522               28,748
                                                                       ------------          ------------         ------------

CASH AT END OF YEAR                                                          48,243               107,823               16,522
                                                                       ============          ============         ============

               See accompanying notes to the Financial Statements

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)

NOTE A   ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: According to the Articles of Association, Saale Energie GmbH ("SEG") was established on November 11, 1993. The company's shares are held at 50% by NRGenerating International B.V., Amsterdam and at 50% by PowerGen Holdings B.V., Rotterdam.

NATURE OF BUSINESS: The operations of SEG include all activities relating to the direct and indirect acquisition, ownership, administration and operation of power generating facilities located in Schkopau, including the purchase of fuel and the sale of energy produced in the facilities. The business of the company further constitutes all activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants. The company is authorized to take all other actions and engage in all other businesses, which appear to be necessary and useful, in order to carry into effect the purpose of the company. In particular it is authorized to hold, acquire and create subsidiaries, branches, companies and interests in other enterprises.

NOTE B   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES: The financial statements of SEG have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP vary in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). Application of US GAAP would have affected the results of operations for the years ended December 31, 1999, 1998 and 1997 and shareholders equity at December 31, 1999 and 1998 to the extent summarized in NOTE C to the financial statements. All amounts herein are shown in thousands of Deutsche Mark ("TDM") unless otherwise stated.

CONSOLIDATION: SEG does not prepare German GAAP consolidated financial statements. SEG owns a 98% share of its affiliated company (subsidiary) Saale Energie Service GmbH ("SES"). The investment in SES is included at cost in SEG's financial statements. Furthermore, SEG holds a 41.9% share in the Kraftwerk Schkopau GbR ("GbR") and a 44.4% share in the Kraftwerk Schkopau Betriebsgesellschaft mbH. These companies are included at cost and referred to as participations in these financial statements.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

TOTAL COST METHOD: The statement of operations is presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

FIXED ASSETS: Fixed tangible assets are recorded on the basis of acquisition or manufacturing cost and subsequently reduced by scheduled depreciation charges over the assets' useful lives.

FINANCIAL ASSETS: The long-term loans and investments are recorded at cost.

INVENTORIES: Inventories are accounted for at historical purchase cost.

RECEIVABLES AND OTHER ASSETS: All receivables are recorded at nominal value. An allowance for doubtful accounts is recorded and deducted from the trade receivables balance for unexpected uncollectable accounts.

BANK BALANCES: Bank balances include current accounts and time deposits.

ACCRUALS AND LIABILITIES: Accruals have been recorded for known obligations at the balance sheet date at the amounts of the estimated liabilities. Liabilities are valued at the amounts outstanding.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


EXTRAORDINARY ITEMS: These are non-recurring income and expenses, which do not result from the ordinary activities of the company. The extraordinary income and expenses are disclosed in NOTE O to the financial statements.


NOTE C SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES GENERALLY
       ACCEPTED ACCOUNTING PRINCIPLES

SEG's financial statements comply with German GAAP, which differs in certain significant respects from US GAAP. The differences that would have a significant effect on net income and shareholders' equity are set out below.

1. Consolidation

SEG does not prepare consolidated financial statements according to the German Commercial Code. If US GAAP were applied, SEG would be required to prepare consolidated financial statements, which would include the financial statements of SES.

US GAAP financial statements would therefore include the current year's operating results of SES, net of minority interests, and would exclude the dividend income received by SEG.

2. Accounting for long term service and supply agreements

For German GAAP purposes, the amounts billed to SEG resulting from the use and benefit agreement between SEG and GbR are recorded as expenses of the period. Parallel, the amounts attributable to the long-term electricity supply contract with the company's sole customer, are recorded as revenue in the period they are invoiced (see NOTE D).

In accordance with US GAAP, these agreements would be considered as leasing agreements. The use and benefit agreement would be considered a capital lease, and the long-term sales agreement, as it relates to capacity availability, would be treated as a direct financing lease arrangement. The revenues and expenses recorded based upon current billings would be replaced by the amortization of unearned direct finance lease income and interest expense on lease obligations in accordance with US GAAP.

The net present value of the minimum lease payments to be received by SEG under the terms of the agreement amounts to TDM 784,260, whereas the net present value of the lease obligation payable by SEG over the minimum period of 25 years is TDM 447,444 as of December 31, 1999.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


3. Outstanding contributions from the shareholders

As of December 31, 1999, outstanding contributions from shareholders amounted to TDM 713, which were not deducted from shareholders' equity in the German financial statements. The shareholders' equity for US GAAP purposes has to be reduced by the outstanding contributions.

4. Deferred taxes

Under German GAAP, SEG did not accrue for corporate income tax, because the accumulated tax losses of prior years exceed the net profit for the 1999 financial year. SEG raised an accrual for the first time in respect of municipal trade tax during the 1999 financial year (TDM 800). Deferred tax assets and liabilities have not been recorded, because under German GAAP, they are only required to be recognized to the extent that the deferred tax liabilities exceed the deferred tax assets. Deferred tax assets are not recorded for accumulated tax losses brought forward.

For purposes of US GAAP accounting the financial values differ significantly from the tax basis mainly due to the application of lease accounting.

Significant components of SEG's deferred tax liabilities and assets as of December 31, 1999 and 1998, that would have resulted from accumulated tax losses and temporary differences between the US GAAP financial statement basis and tax basis of assets and liabilities are summarized as follows:

                                                 12/31/1999           12/31/1998
                                                    TDM                   TDM
                                                 ----------           ----------

Deferred tax liability:
   lease accounting                                 170,423              165,721
                                                 ----------           ----------
   Total deferred liability                         170,423              165,721
                                                 ----------           ----------

Deferred tax assets:
   accumulated tax losses                            30,395               48,276
   investment in GbR                                  4,566                3,812
                                                 ----------           ----------
   Total deferred asset                              34,961               52,088
                                                 ----------           ----------

                                                 ----------           ----------
Net deferred tax liability                          135,462              113,633
                                                 ==========           ==========

The effect of the decrease of the corporate income tax rate for undistributed earnings from 45% to 40%, effective from 1. January 1999, was a reduction of the net deferred tax liability by TDM 8,053.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


RECONCILIATION TO US GAAP

The following is a summary of the significant adjustments to net income for 1999, 1998 and 1997 which would have been be required if US GAAP had been applied instead of German GAAP.

                                                                           Year ended         Year ended          Year ended
                                                                          December 31,       December 31,        December 31,
                                                                              1999               1998                1997
                                                              Items           TDM                 TDM                TDM
                                                              -----       ------------       ------------        ------------
Net income as reported in the statement
of income under German GAAP                                                     25,798              7,732               1,741

  Consolidation of SES                                         1.                 -744                134              -1,578
  Lease adjustment                                             2.               33,292             83,757              71,766
  Deferred taxes                                               4.              -21,829            -58,910             -41,636

                                                                          ------------       ------------        ------------
Net profit in accordance
with US GAAP                                                                    36,517             32,713              30,293
                                                                          ============       ============        ============

The following is a summary of the significant adjustments to shareholders' equity as of December 31, 1999 and 1998 which would have been required if US GAAP had been applied instead of German GAAP.

                                                                           Year ended          Year ended
                                                                          December 31,        December 31,
                                                                             1999                1998
                                                                Items         TDM                 TDM
                                                                -----     ------------        ------------
Shareholders' equity as reported in the
balance sheet under German GAAP                                                 26,798              47,131

Adjustments required to conform with US GAAP:

  Consolidation of SES                                           1.              1,090               1,834
  Lease adjustment                                               2.            220,351             187,059
  Outstanding contributions                                      3.               -713                -713
  Deferred taxes                                                 4.           -135,462            -113,633
                                                                          ------------        ------------
Shareholders' equity  in
accordance with US GAAP                                                        112,064             121,678
                                                                          ============        ============

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE D   LONG-TERM SALES AND SERVICE AGREEMENTS

According to the long-term electricity supply contract between SEG and its sole customer, SEG supplies its total available electricity capacity to this customer. The contract has a term of 25 years starting at the date of commissioning of the power plant. The customer is obliged to pay on a monthly basis a price that covers (1) the availability of power supply capacity and (2) the operating costs incurred to produce the electricity. The customer has agreed to make minimum payments of TDM 2,392,322 over the period of the agreement (25 years). SEG's entire sales in 1999, 1998 and 1997 were made to this customer, except for an amount of TDM 232, which was invoiced to the Kraftwerk Schopau Betriebsgesellschaft mbH (KSB) in 1999 for start-up operating losses and own power consumption incurred in the power plant during 1998.

SEG closed a use and benefit agreement with Kraftwerk Schkopau GbR under which GbR grants SEG a notional share of 400 MW (power share) in the total net capacity of the power station for its sole use. The SEG power share encompasses all plant and equipment of the power station. In return SEG is obliged to pay all costs of the GbR related to the SEG-power share as stipulated in the agreement plus a profit margin plus value added tax. Such billings amounted to TDM 122,752, TDM 133,412 and TDM 139,294 in 1999, 1998 and 1997, respectively.

In order to manage and operate its share in the power plant, SEG closed a contract with Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB). SEG commissions KSB with the conversion of coal using its power share of 400 MW of the Schkopau power plant, and KSB accepts responsibility for all costs of operating and maintaining the power plant. In terms of the contract SEG is obliged to pay for KSB's services. The management fees levied by the KSB amounted to TDM 57,274, TDM 54,779 and TDM 54,713 in 1999, 1998 and 1997, respectively.

NOTE E   INVESTMENTS IN SUBSIDIARIES AND PARTICIPATIONS

SEG holds a 98% share in Saale Energie Services GmbH (SES). The investment is accounted for at its historical acquisition cost of TDM 49. The business of the company consists of all activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants, especially for the power stations of the Mitteldeutsche
Braunkohlengesellschaft mbH (MIBRAG) and its affiliated companies.

SEG holds a 41.9% participation in the GbR, which owns the Schkopau power plant, at the historical cost value of TDM 204,193. SEG's provisional share of 41.1% was adjusted to 41.9% as determined at the GbR shareholders meeting of May 28, 1998. The final "asset split" agreement was, however, only signed on September 30, 1999 (see NOTE O).

SEG's 44.4% share in the Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB) has been recorded at the historical acquisition cost of TDM 22. SEG has assigned its share in KSB to PwC Deutsche Revision AG as security for the other partner in the GbR.

NOTE F   LOANS TO KRAFTWERK SCHKOPAU GBR

In terms of the loan agreement between the participants of the GbR, SEG has to grant a loan of up to TDM 83,800 to GbR. The full amount has been drawn as of December 31, 1999. The loan is unsecured and bears interest at a fixed rate of 7 % p.a. The interest on the loan for 1999 of TDM 5,866 was set-off from the payables to the GbR (see NOTE K). The loan has been granted for an indefinite period and the repayment terms are not fixed.

As a result of the asset split transaction, SEG was required to grant additional loans amounting to TDM 10,871 to the GbR. The loans are unsecured and bear interest at fixed rates of between 4.75% and 7.79% per annum. The interest on the loans for 1999 amounted to TDM 603, of which TDM 78 was paid during 1999. The balance of TDM 525 is disclosed as receivables from participations (GbR). The accounting treatment of the asset split transaction is disclosed in NOTES N and O.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE G   LOANS TO SHAREHOLDING COMPANIES

SEG entered into agreements with NRGenerating International B.V. and PowerGen International Ltd. on 10/21/1999 to make loans of TDM 40,000 to each shareholder. The advances plus accrued interest are repayable on 12/31/2005. The advances bear interest at the Euribor rate plus a margin. The margins amount to 0% in respect of the PowerGen advance and 0.275% in respect of the NRG advance. The interest on the advances for 1999 of TDM 522 was added to the loan balance.

NOTE H   RECEIVABLES AND OTHER ASSETS

Net trade receivables of TDM 22,268 and TDM 22,505 as reported on December 31, 1999 and 1998, respectively, relate to power supplied to the company's sole customer. The balance as of December 31, 1998 was net of an allowance for doubtful accounts of TDM 75.

The receivables from participations include interest on the additional loans to the GbR (TDM 525), receivables in respect of legal expenses incurred on behalf of the GbR (TDM 131) and receivables from the KSB in respect of compensation for start up losses incurred and own power consumption during 1998 in the power plant (TDM 271).

The other assets are mainly receivables from tax authorities.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE I   CHANGE IN SHAREHOLDERS' EQUITY

                                                                                                         Accumulated
                                                     Subscribed        Capital        Net income        losses brought       Total
                                                      capital          reserve       for the year          forward
                                                        TDM              TDM              TDM                TDM              TDM
                                                     ----------        -------       ------------       --------------      -------

Balance at January 1, 1997                                1,000         48,041             -7,870               -3,513       37,658
Net profit for the period                                                                   9,611               -7,870        1,741
                                                     ----------        -------       ------------       --------------      -------

Balance at January 1, 1998                                1,000         48,041              1,741              -11,383       39,399
Net profit for the period                                                                   5,991                1,741        7,732
                                                     ----------        -------       ------------       --------------      -------

Balance at January 1, 1999                                1,000         48,041              7,732               -9,642       47,131
Net profit for the period                                                                  18,066                7,732       25,798
Loss carried forward                                                                       -1,910                1,910            0
Transfer from capital reserve                                          -46,131             46,131                                 0
Distribution to the
  shareholding companies                                                                  -46,131                           -46,131
                                                     ----------        -------       ------------       --------------      -------
Balance at December 31, 1999                              1,000          1,910             23,888                    0       26,798
                                                     ==========        =======       ============       ==============      =======

In accordance with the shareholders resolution of June 30, 1999, TDM 23,065 was distributed from the capital reserve to each of the shareholding companies.

NOTE J   TAXATION ACCRUALS

An accrual of TDM 800 was raised for municipal trade tax in respect of 1999.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE K   LIABILITIES

The maturity periods of the liabilities are as follows:

                                     Total balance     Maturity period     Maturity period      Maturity period     Total balance as
                                          as of         of less than        between 1 and        of more than         of 12/31/1998
                                       12/31/1999         1 year              5 years               5 years
                                          TDM               TDM                 TDM                   TDM                  TDM
                                     -------------     ---------------     ---------------      ---------------     ----------------
Trade payables                               3,383               3,383                                                         3,940
Payables to shareholding companies              66                  66                                                            77
Payables to affiliated companies               390                 390                                                           373
Payables to companies in which
participations are held                    376,658              20,597             175,771              180,290              324,663
Other liabilities                           46,883              46,883                                                        44,605
                                     -------------     ---------------     ---------------      ---------------     ----------------
                                           427,380              71,319             175,771              180,290              373,658
                                     =============     ===============     ===============      ===============     ================


to 4)

The liability as of December 31, 1999 and 1998 comprises of the following:

                                                                             12/31/1999             12/31/1998
                                                                                 TDM                   TDM
                                                                             ----------             ----------

a)    Kraftwerk Schkopau GbR (GbR)                                              370,862                319,159

b)    Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB)                           5,795                  5,504
                                                                             ----------             ----------
                                                                                376,657                324,663
                                                                             ==========             ==========

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


a) The payables to GbR comprise of the following components:

TDM 328,211 (in 1998, TDM 272,206) refers to the fees related to the use and benefit agreement and represent SEG's share in the power plant's expenses. The gross fees payable was reduced by the interest on the GbR loans, the share in the profit of the GbR as well as cash calls by the GbR.

TDM 42,651 (in 1998, TDM 43,753) results from SEG's obligation to reimburse its share in the shortfall achieved in the 1995 financial statement of the GbR as well as the shortfall achieved in 1996 up to the commissioning date of the power plant (March 31, 1996). In accordance with the terms of the asset split agreement TDM 1,102 was paid during 1999.

The liability in respect of outstanding equity contributions and loans to the GbR as a result of the increase of SEG's interest by 0.8% in the GbR in 1998 amounted to TDM 3,200 as of December 31, 1998. The liability was fully paid during 1999 in accordance with the terms of the asset split agreement.

The payables to the GbR are interest free.

b) The liability to the KSB mainly arises from the coal conversion contract between SEG and KSB. See NOTE D.


to 5)

The other owner of the GbR granted a loan of up to TDM 50 million to SEG for purposes of funding the interest due during the construction period of the power plant. A variable interest rate of 3 months Libor plus 2% p.a. was charged during 1999 and 1998.

NOTE L   OTHER FINANCIAL COMMITMENTS

For financial commitments relating to the leased assets and lease commitments see note C.

NOTE M   RELATED PARTY TRANSACTIONS

SEG and MIBRAG, a related company with common shareholders NRG Energy Inc. and PowerGen plc., closed a long-term coal supply agreement. Under the terms of this agreement MIBRAG delivers lignite to the power station in Schkopau until 2010 at market prices. The annual volume of coal to be delivered by MIBRAG was not fixed in the agreement. The lignite purchased by SEG from MIBRAG during 1999 amounted to TDM 28,754 (1998: TDM 27,706; 1997: TDM 32,052).

In addition, SES and MIBRAG entered into a consulting and management agreement. In 1999 MIBRAG was billed TDM 3,375 (1998: TDM 4,861; 1997: TDM 4,548) by SES.

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE N   INTEREST INCOME (NET)

                                                    Year ended           Year ended           Year ended
                                                   December 31,         December 31,         December 31,
                                                       1999                 1998                 1997
                                                       TDM                  TDM                  TDM
                                                   ------------         ------------         ------------
Interest income
Interest on asset split receivables 1998-1999             1,383
Interest on loans to participations                       6,469                5,866                5,754
Interest  on loans to shareholding companies                522
Bank interest                                             2,392                1,473                1,023
                                                   ------------         ------------         ------------
                                                         10,766                7,339                6,777
                                                   ------------         ------------         ------------
Interest expenses
Interest on construction period loan                      2,135                2,394                1,871
Commission for acceptance of liability                    2,536                2,550                2,428
Interest  on loans from shareholding companies                                                      5,412
Bank interest                                                                                         218
Interest on asset split payables 1998-1999                1,131                   50
Interest on loan from affiliated company                     17                   65
                                                   ------------         ------------         ------------
                                                          5,819                5,059                9,929
                                                   ------------         ------------         ------------

                                                   ------------         ------------         ------------
Interest income, net                                      4,947                2,280               -3,152
                                                   ============         ============         ============

The interest income and interest expenses on the asset split receivables and payables respectively mainly relate to the "split external loan" agreements, which were only signed and recorded during 1999. The interest for the financial years 1999 and 1998 were treated as part of ordinary operations as the asset split adjustment entries were basically made to correct the financial entries for the years before 1998 (see NOTE O).

                                SAALE ENERGY GMBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE O   EXTRAORDINARY PROFIT (NET)

                                                               Year ended     Year ended     Year ended
                                                              December 31,   December 31,   December 31,
                                                                  1999           1998           1997
                                                                  TDM            TDM            TDM
                                                              ------------   ------------   ------------

Extraordinary income

Interest income from the asset split 1994-1997                      2,180            112              0
Interest in the profit of participations 1996                           0             57              0
                                                              ------------   ------------   ------------
                                                                    2,180            169              0
                                                              ------------   ------------   ------------
Extraordinary expenses

Interest expense from the asset split 1994-1997                     1,606            450              0
Use and benefit fees 1996-1997                                          0          4,575              0
                                                              ------------   ------------   ------------
                                                                    1,606          5,025              0
                                                              ------------   ------------   ------------

                                                              ------------   ------------   ------------
Extraordinary profit, net                                             574         -4,856              0
                                                              ============   ============   ===========


The extraordinary items in 1999 and 1998 relate to the adjustments, in respect of the financial years before 1998, which resulted from the asset split agreement of May 28, 1998. The final asset split contract was signed on September 30, 1999. The asset split interest income and expense items mainly relate to the adjustment of the "split external loans" in respect of the financial years before the asset split.